UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

January 18, 2022

Ciena Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-36250

Delaware	23-2725311
(State or other jurisdiction of incorporation)	IRS Employer Identification No.)

7035 Ridge Road, Hanover, MD	21076
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 694-5700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	CIEN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 – ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 18, 2022, Ciena Corporation (the “Company”) entered into an Indenture among the Company, as issuer, certain domestic subsidiaries of the Company, as guarantors (collectively, the “Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”), pursuant to which it issued $400 million in aggregate principal amount of 4.00% senior notes due 2030 (the “Notes”).

The Company’s obligations under the Notes and the Indenture are irrevocably and unconditionally guaranteed, jointly and severally, on an unsecured senior basis by each of the Company’s domestic subsidiaries that is a borrower under or guarantor with respect to the Company’s existing term loan and senior secured asset-based revolving credit facility (the “Credit Agreements”).

The Notes and related guarantees have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and were offered and sold in the United States to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.

The net proceeds from the sale of the Notes, after deducting discounts and commissions, were approximately $395.5 million. The Company intends to use the net proceeds from the Offering for general corporate purposes.

The Notes bear interest at a rate of 4.00% per annum and mature on January 31, 2030. Interest is payable on the Notes in arrears on January 31 and July 31 of each year, commencing on July 31, 2022.

The Notes and related subsidiary guarantees are the general unsubordinated unsecured senior obligations of the Company and the Guarantors, respectively, and (i) rank equally in right of payment with all other existing and future senior indebtedness of the Company and the Guarantors; (ii) are effectively subordinated to all existing and future secured indebtedness of the Company and the Guarantors, including indebtedness under the Credit Agreements, to the extent of the value of the assets securing such indebtedness; (iii) are structurally subordinated to all existing and future obligations, including indebtedness, of the Company’s subsidiaries that do not guarantee the Notes; and (iv) are senior in right of payment to all of the Company’s existing and future unsecured indebtedness that is, by its terms, expressly subordinated in right of payment to the Notes.

The Indenture contains restrictive covenants that limit the ability of the Company and the Restricted Subsidiaries (as defined in the Indenture) or the Guarantors, as applicable, to, among other things, create certain liens or consolidate or merge with or into, or sell, lease, transfer, convey or otherwise dispose of all or substantially all the assets of the Company or the Company and its subsidiaries taken as a whole. These covenants are subject to a number of important exceptions and qualifications as set forth in the Indenture.

The Indenture provides for events of default (subject in certain cases to customary grace and cure periods) that include, among others, nonpayment of principal or interest when due, breach of covenants or other agreements in the Indenture, defaults in payment of certain other indebtedness and certain events of bankruptcy or insolvency. Generally, if an event of default occurs, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all of the Notes to be due and payable immediately, provided that such amounts become due and payable without any further action or notice in the case of an event of bankruptcy or insolvency that constitutes an event of default.

Prior to January 31, 2025, the Company may redeem the Notes, in whole or part, at a price equal to 100% of the principal amount thereof, plus a “make-whole” premium and any accrued and unpaid interest. On or after January 31, 2025, the Company may redeem the Notes, in whole or part, at the redemption prices set forth in the Indenture and form of Notes, plus any accrued and unpaid interest. In addition, until January 31, 2025, the Company may redeem up to 40% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings, as described in the Indenture, at a redemption price equal to 104% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest. If a change of control triggering event occurs, as described in the Indenture, the Company must offer to repurchase all of the Notes (unless otherwise redeemed) at a price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest.

The foregoing summary is qualified in its entirety by reference to the full text of the Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 2.03 – CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

ITEM 9.01	- FINANCIAL STATEMENTS AND EXHIBITS

(d)	The following exhibits are being filed herewith:

Exhibit Number	Description of Document

4.1	Indenture, dated as of January 18, 2022, by and among Ciena Corporation, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee

4.2	Form of 4.00% Senior Notes due 2030 (included in Exhibit 4.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciena Corporation

Date: January 18, 2022	By:	/s/ David M. Rothenstein
David M. Rothenstein
Senior Vice President, General Counsel and Secretary